Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Associated Banc-Corp
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.01 par value per share	Rule 457(c)	1,000,000	$15.94	$15,940,000	$110.20 per $1,000,000	$1,756.59
Total Offering Amount					$15,940,000		$1,756.59
Total Fee Offsets							$0
Net Fee Due							$1,756.59

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of Common Stock that may become issuable as a result of stock dividend, stock split, stock distribution or other recapitalization, as provided in the Employee Stock Purchase Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are calculated based on the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on June 27, 2023, in accordance with Rule 457(c) under the Securities Act.